EXHIBIT 99.1

FOR:	NUTRACEUTICAL INTERNATIONAL CORPORATION

CONTACT:	Cory McQueen
Vice President and
Chief Financial Officer
(435) 655-6106

NUTRACEUTICAL ANNOUNCES ACQUISITION

PARK CITY, Utah, April 6, 2017/PRNewswire/-Nutraceutical International Corporation (NASDAQ: NUTR) today announced that it has acquired substantially all the assets associated with the Zhou Nutrition brand from Branson Books, LLC. The purchase price was approximately $19.7 million in cash. Zhou Nutrition sells its line of 24 proprietary dietary supplement products on its own website (www.zhounutrition.com) and via other Internet retailers.
According to Frank W. Gay II, chairman and chief executive officer, “We are excited to acquire a brand that is focused exclusively on the e-commerce and direct-to-consumer space. The founders of Zhou Nutrition have created a set of amazing products and built a very strong consumer base through their expertise in e-commerce. We look forward to working with them to continue to grow this exclusive e-commerce brand by introducing more supplement, personal care and healthy food products under the brand. This will complement our existing core business, which is to support and grow our other brands that are sold into other market segments, such as the health food channel.”
ABOUT NUTRACEUTICAL
We are an integrated manufacturer, marketer, distributor and retailer of branded nutritional supplements and other natural products sold primarily to and through domestic health and natural food stores.  Internationally, we market and distribute branded nutritional supplements and other natural products to and through health and natural product distributors and retailers. Our core business strategy is to acquire, integrate and operate businesses in the natural products industry that manufacture, market and distribute branded nutritional supplements. We believe that the consolidation and integration of these acquired businesses provides ongoing financial synergies through increased scale and market penetration, as well as strengthened customer relationships.
We manufacture and sell nutritional supplements and other natural products under numerous brands, including Solaray®, KAL®, Dynamic Health®, Nature’s Life®, LifeTime®, Natural Balance®, NaturalCare®, Health from the Sun®, Pioneer®, Nutra BioGenesis®, Life-flo®, Organix South®, Heritage Store® and Monarch Nutraceuticals®.

We own neighborhood natural food markets, which operate under the trade names The Real Food Company™, Thom’s Natural Foods™, Cornucopia Community Market™ and Granola’s®. We also own health food stores, which operate under the trade name Fresh Vitamins®.
            We manufacture and/or distribute one of the broadest branded product lines in the industry, with approximately 7,500 SKUs, including approximately 750 SKUs exclusively sold internationally. We believe that, as a result of our emphasis on innovation, quality, loyalty, education and customer service, our brands are widely recognized in health and natural food stores and among their customers.

This Press Release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to our financial condition, results of operations and business. These forward-looking statements can be identified by the use of terms such as "believe," "expects," "plan," "intend," "may," "will," "should," "can," or "anticipates," or the negative thereof, or variations thereon, or comparable terminology, or by discussions of strategy. These statements involve known and unknown risks, uncertainties and other factors that may cause industry trends or our actual results to be materially different from any future results expressed or implied by these statements. Important factors that may cause our results to differ from these forward-looking statements include, but are not limited to: (i) changes in or new government regulations or increased enforcement of the same, including adverse determinations by regulators; (ii) unavailability of desirable acquisitions, inability to complete them or inability to integrate them; (iii) increased costs, including from increased raw material or energy prices; (iv) changes in general worldwide economic or political conditions; (v) adverse publicity or negative consumer perception regarding nutritional supplements; (vi) issues with obtaining raw materials of adequate quality or quantity; (vii) litigation and claims, including product liability, intellectual property and other types; (viii) disruptions from or following acquisitions including the loss of customers; (ix) increased competition; (x) slow or negative growth in the nutritional supplement industry or the healthy foods channel; (xi) the loss of key personnel or the inability to manage our operations efficiently; (xii) problems with information management systems, manufacturing efficiencies and operations, including system interruptions and security/cybersecurity breaches; (xiii) insurance coverage issues; (xiv) the volatility of the stock market generally and of our stock specifically; (xv) increases in the cost of borrowings or unavailability of additional debt or equity capital, or both, or fluctuations in foreign currencies; and (xvi) interruption of business or negative impact on sales and earnings due to acts of God, acts of war, terrorism, bio-terrorism, civil unrest and other factors outside of our control. Copies of our SEC reports are available upon request from our investor relations department or may be obtained at the SEC’s website (www.sec.gov).

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